EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-46874, 333-86785 and 333-59582) of Liquid Audio, Inc. (currently known as LQ Corporation, Inc.) of our report dated March 5, 2004 with respect to the financial statements and schedule of the Company included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

Rothstein Kass & Company, PC

Roseland, New Jersey

March 30, 2004